Exhibit 33.2

TransCentra

Report on Assessment of Compliance with Regulation AB Servicing Criteria

1.	Pursuant to Subpart 229.1100 - Asset Backed Securities, 17 C.F.R. §§229.1100-229.1123 (“Regulation AB”), TransCentra, lnc., formerly Regulus Group LLC, for itself and its wholly owned subsidiaries (individually and collectively “TransCentra”), is responsible for assessing its compliance with the servicing criteria applicable to the remittance processing services it provides to customers who are issuers or servicers of asset backed securities transactions and who have requested confirmation of TransCentra’s compliance in connection with loan and/or receivables portfolios that include pool assets for asset backed securities transactions (the “Platform”). Remittance processing is a service whereby check payments that are remitted by mail to a post office box are collected, processed through a highly automated data capture system, and prepared for deposit to a bank account held by the beneficiary of the payment.

2.	The servicing criteria set forth in Item 1122(d) of Regulation AB were used in TransCentra’s assessment of compliance. TransCentra has concluded that the servicing criteria set forth in Items 1122(d)(2)(i) and 1122(d)(4)( iv) of Regulation AB are applicable to the servicing activities it performs with respect to the Platform (such criteria the “Applicable Servicing Criteria”). TransCentra has concluded that the remainder of the servicing criteria set forth in Item 1122(d) of Regulation AB are inapplicable to the activities it performs with respect to the Platform because TransCentra does not participate in the servicing activities referenced by such servicing criteria.

3.	As of and for the year ended December 31, 2011, TransCentra has complied in all material respects with the Applicable Servicing Criteria set forth in Item 1122(d) of Regulation AB.

4.	KPMG LLP, a registered public accounting firm, has issued an attestation report on TransCentra’s assessment of compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2011. A copy of that attestation report is attached hereto as Exhibit A.

/s/ Matthew Pribus
Matthew Pribus
Executive VP of Strategic Operations

February 15, 2012

www.transcentra.com

tel: 678-728-2500        fax: 678-728-2501

4855 Peachtree Industrial Boulevard, Suite 245, Norcross, Georgia 30092